PLAN OF ACQUISITION
MidCap Stock Fund and
MidCap Blend Fund

         The Board of Directors of Principal Funds, Inc., a Maryland
corporation (the "Fund"), deems it advisable that MidCap Blend Fund series of the Fund ("MidCap Blend") acquire all of the assets of MidCap
Stock Fund series of the Fund ("MidCap Stock") in exchange for the assumption by MidCap Blend of all of the liabilities of MidCap Stock and shares issued by MidCap Blend which are thereafter to be distributed by MidCap Stock pro rata to its shareholders in complete liquidation and termination of MidCap Stock and in exchange for all of
MidCap Stock's outstanding shares.
         MidCap Stock will transfer to MidCap Blend, and MidCap Blend will acquire from MidCap Stock, all of the assets of MidCap Stock on the
Closing Date and will assume from MidCap Stock all of the liabilities of MidCap Stock in exchange for the issuance of the number of shares of
MidCap Blend determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of
MidCap Stock in complete liquidation and termination of MidCap Stock and in exchange for all of MidCap Stock's outstanding shares.  MidCap
Stock will not issue, sell or transfer any of its shares after the
Closing Date, and only redemption requests received by MidCap Stock in proper form prior to the Closing Date shall be fulfilled by MidCap
Stock.  Redemption requests received by MidCap Stock thereafter will be treated as requests for redemption of those shares of MidCap Blend allocable to the shareholder in question.
         MidCap Stock will declare, and MidCap Blend may declare, to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income
(computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date.
         On the Closing Date, MidCap Blend will issue to MidCap Stock a number of full and fractional shares of MidCap Blend, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of MidCap Stock.  The aggregate value of the net assets of MidCap Stock and MidCap Blend shall be determined in accordance with the then current Prospectus of the Fund as of close of regularly scheduled trading on the New York Stock Exchange on the
Closing Date.
         The closing of the transactions contemplated in this Plan (the
"Closing") shall be held at the offices of Principal Management
Corporation, 680 8th Street, Des Moines, Iowa 50392 at 3:00 p.m.
Central Time on October 23, 2009, or on such earlier or later date as fund management may determine.  The date on which the Closing is to be held as provided in this Plan shall be known as the "Closing Date."
         In the event that on the Closing Date (a) the New York Stock
Exchange is closed for other than customary weekend and holiday closings or (b) trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for MidCap Blend or MidCap Stock to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.
         As soon as practicable after the Closing, MidCap Stock shall (a)
distribute on a pro rata basis to the shareholders of record of MidCap
Stock at the close of business on the Closing Date the shares of MidCap
Blend received by MidCap Stock at the Closing in exchange for all of
MidCap Stock's outstanding shares, and (b) be liquidated in accordance with applicable law and the Fund's Articles of Incorporation.
         For purposes of the distribution of shares of MidCap Blend to shareholders of MidCap Stock, MidCap Blend shall credit its books an appropriate number its shares to the Fund of each shareholder of MidCap
Stock. No certificates will be issued for shares of MidCap Blend. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of MidCap
Stock, shall be deemed for all purposes of the Fund's Articles of
Incorporation and Bylaws to evidence the appropriate number of shares of MidCap Blend to be credited on the books of MidCap Blend in respect of such shares of MidCap Stock as provided above.
         Prior to the Closing Date, MidCap Stock shall deliver to MidCap
Blend a list setting forth the assets to be assigned, delivered and transferred to MidCap Blend, including the securities then owned by
MidCap Stock and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by
MidCap Blend pursuant to this Plan.
         All of MidCap Stock's portfolio securities shall be delivered by
MidCap Stock's custodian on the Closing Date to MidCap Blend or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the Investment
Company Act of 1940, transferred to an Fund in the name of MidCap Blend or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from MidCap Stock's Fund at its custodian to MidCap Blend' Fund at its custodian. If on the Closing
Date MidCap Stock is unable to make good delivery to MidCap Blend'
custodian of any of MidCap Stock's portfolio securities because such securities have not yet been delivered to MidCap Stock's custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and MidCap Stock shall deliver to MidCap Blend' custodian on or by said
Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to MidCap
Blend, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers'
confirmations, as may be reasonably required by MidCap Blend.
         This Plan may be abandoned and terminated, whether before or after action thereon by the shareholders of MidCap Stock and notwithstanding favorable action by such shareholders, if the Board of
Directors believe that the consummation of the transactions
contemplated hereunder would not be in the best interests of the shareholders of either Fund. This Plan may be amended by the Board of
Directors at any time, except that after approval by the shareholders of MidCap Stock no amendment may be made with respect to the Plan which in the opinion of the Board of Directors materially adversely affects the interests of the shareholders of MidCap Stock.
         Except as expressly provided otherwise in this Plan, MidCap Stock will pay or cause to be paid all out-of-pocket fees and expenses incurred in connection with the transactions contemplated under this
Plan Except as expressly provided otherwise in this Plan, MidCap Stock will pay or cause to be paid all expenses and out-of-pocket fees incurred in connection with the transactions contemplated under this
Plan.
IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed by its President or its Executive Vice President as of the
10th day of June, 2009.

PRINCIPAL FUNDS, INC.
on behalf of the following
Acquired Fund:
MidCap Stock Fund

By: /s/ Nora M. Everett
Nora M. Everett, President

PRINCIPAL FUNDS, INC.
on behalf of the following
Acquiring Fund:
MidCap Blend Fund

By: /s/ Michael J. Beer
Michael J. Beer, Executive Vice
President